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                                                                  Exhibit 8.2

                                 Form of Opinion

                          [KIRKLAND & ELLIS LETTERHEAD]

June [   ], 2002

Gerber Childrenswear, Inc.
1333 Broadway, Suite 700
New York, NY 10018


     Re: Agreement and Plan of Merger, dated as of May 15, 2002, among Kellwood
         Company, Cradle, Inc. and Gerber Childrenswear, Inc.

Ladies and Gentlemen:

     We have acted as special counsel for Gerber Childrenswear, Inc., a Delaware corporation (the "Company"), in connection with the acquisition of Gerber Childrenswear, Inc. (the "Company"), a Delaware corporation, by Kellwood Company ("Parent"), a Delaware corporation, to be accomplished by a tender offer for the shares of stock of the Company by Cradle, Inc. ("Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Parent (the "Offer") and the merger of the Company with and into Purchaser (the "Merger" and, collectively with the Offer, the "Acquisition"). The Acquisition is to be consummated pursuant to the Agreement and Plan of Merger, dated as of May 15, 2002 (the "Agreement"), among Parent, Purchaser and the Company. Pursuant to the Agreement, each shareholder of the Company has the right to receive from Purchaser, for each share of Company common stock surrendered in the Acquisition, (i) an amount in cash equal to $3.42 and (ii) a number of shares of Parent common stock determined by dividing $3.43 by a 18-day average of the closing prices of such shares (as determined pursuant to the Agreement). This consideration is subject to adjustment as described in Annex II of the Agreement. This opinion is being delivered in accordance with Sections 3.10 and
5.21 of the Agreement. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Agreement.

     In providing the opinions expressed below, we have examined and relied upon
(i) the Agreement, (ii) the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Acquisition and any supplements and amendments thereto,
(iii) the Offer Documents (collectively with the documents described in clause
(ii) above, the "Securities Filings"),1 (iv) the letters of even date herewith to us from the Company and from Parent and Purchaser (the "Representation Letters") and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have assumed with your consent that (i) the Agreement is a valid and

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1     A Proxy may also need to be filed depending on the form of the merger.

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Gerber Childrenswear, Inc.
June [   ], 2002
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binding obligation of the respective parties thereto, is enforceable in accordance with its terms and is the entire agreement among the parties with respect to the subject matter thereof; (ii) the Acquisition will be consummated in accordance with the provisions of the Agreement and the Securities Filings;
(iii) the statements concerning the Acquisition set forth in the Agreement and the Securities Filings are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement); (iv) the representations made by the Company, Parent and Purchaser in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time; and (v) any representations made in the Representation Letters "to the knowledge of" the representing party or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants, agreements and undertakings contained in the Agreement and the representations contained in the Representation Letters. If any of these assumptions is untrue for any reason or if the Acquisition is consummated in a manner that is different from the manner in which it is described in the Agreement or the Securities Filings, then the opinions expressed below may be adversely affected and may not be relied upon.

     The opinions expressed below are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or in the facts and circumstances surrounding the Acquisition, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinions set forth herein. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequence of the Acquisition.

     Based upon and subject to the foregoing, for United States federal income tax purposes, it is our opinion that:

     (i) the Acquisition qualifies as a reorganization within the meaning of section 368(a) of the Code; and

     (ii) the Company, Parent and Purchaser each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     We express an opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Acquisition under any state, local or non-United States law, or with respect to other areas of United States



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Gerber Childrenswear, Inc.
June [   ], 2002
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federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

     We are furnishing this letter in our capacity as special counsel to the Company, and this letter is solely for the benefit of the Company. This letter is not to be used, circulated, quoted in whole or in part or referred to or otherwise relied upon, nor is it to be filed with any governmental agency or given to any other person, without our prior written consent.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name under the headings "Material United States Federal Income Tax Consequences" and "The Merger Agreement" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.


                                              Very truly yours,